Exhibit 99.1

FOR IMMEDIATE RELEASE

HarborOne Bancorp, Inc. Announces Adoption of Plan of Conversion for Second-Step Offering

BROCKTON, MA — March 5, 2019 — HarborOne Bancorp, Inc. (the “Company”), Brockton, MA (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), today announced that its Board of Directors, together with the Board of Trustees of HarborOne Mutual Bancshares (the “MHC”), has adopted a Plan of Conversion pursuant to which the Company will reorganize into a fully public stock holding company structure and will conduct a second-step stock offering of new shares of common stock.

As part of the conversion, the Bank will become a wholly-owned subsidiary of a new holding company, which will also be named HarborOne Bancorp, Inc. Shares of Company common stock held by persons other than the MHC will be converted into shares of common stock of the new holding company pursuant to an exchange ratio designed to preserve the approximate percentage ownership interests of such persons, excluding any shares purchased in the stock offering and receipt of cash in lieu of fractional shares. Shares of Company common stock owned by the MHC will be canceled and the amount of the MHC’s ownership interest in the Company will be sold through the second-step stock offering. In the stock offering, depositors of the Bank and former depositors of Coastway Community Bank, which was recently acquired by the Bank, with qualifying deposits as of February 28, 2018, will have first priority to purchase the new shares of common stock.

The conversion and offering will have no impact on depositors, borrowers or other customers of the Bank. The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s shareholders (including approval by a majority of the shares held by persons other than the MHC), the members of the MHC, the Board of Governors of the Federal Reserve System and the Massachusetts Commissioner of Banks.

A prospectus or proxy statement/prospectus, as applicable, and other materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about the Company will be sent to shareholders of the Company and depositors of the Bank following regulatory approval.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Share Insurance Fund of the Cooperative Central Bank.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, the largest co-operative bank in New England. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island with 24 full-service branches located in Massachusetts and Rhode Island, one limited-service bank office, and a commercial lending office in each of Boston, Massachusetts, and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a wholly owned subsidiary of the Bank, is a residential mortgage company headquartered in New Hampshire that maintains 34 offices in Massachusetts, Rhode Island, New Hampshire, Maine and New Jersey, and is also licensed to lend in five additional states .

Forward-Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the failure to obtain the approval of the Board of Governors of the Federal Reserve or the Massachusetts Commissioner of Banks for the proposed conversion and related stock offering, delays in obtaining such approvals or adverse conditions imposed in connection with such approvals; the effect of the announcement of the proposed plan of conversion on the ability of Company to maintain relationships with its key partners, customers and employees, and on its operating business generally; adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.